Exhibit 10.1-Material Contract

                                   AGREEMENT

                           BY AND BETWEEN THE PARTIES

Golden Spirit Minerals Ltd., a Delaware Company with offices at Suite 806, 1288 Alberni, Vancouver, British Columbia, Canada, V6E 4N5, being represented by Robert Klein, President, hereinafter "GSPM"

AND

Lee Holland, a resident of Alaska, with a mailing address at HC 33, Box 32940, Nenana, Alaska, 99760 being represented, hereinafter "Holland".

RECITALS:

Golden Spirit Minerals Ltd. Is a Public Company, which is fully trading on the Bulletin Board in the United States of America Public Markets and is desirous of acquiring an asset to work with and increase in value for the benefit of its shareholders. Holland is the owner of a mineral asset in the form of certain State of Alaska Mining Claims (claims), shown on Exhibit "A", on and around Ester Creek, which is located on the mineralized earthen dome structure called Ester Dome, some 8 miles north and west of Fairbanks, Alaska. Holland will transfer a ninety-percent (90%) ownership in the claims, retaining a non-assessable, carried ten-percent interest (10%), and GSPM agrees to acquire and take full responsibility for the claims for the purpose of increasing the claims value,

UNDER THE TERMS AND CONDITIONS AS FOLLOWS:

(1)	Golden Spirit Minerals Limited will issue Lee Holland 100,000 shares of
GSPM treasury stock; which stock will be classified as being under rule 144 of the Securities Exchange Commission for a period of one year, with trading restrictions under rule 144 for another year.

(2)	GSPM will, in addition to the treasury stock being transferred to Lee
Holland upon the signing of this agreement, agree to pay as Earnest money and a show of good faith the sum of $2000.00USD within ten (10) business days.

(3)	Golden Spirit Minerals Ltd. will, on a monthly basis starting November
10, 2004 and continuing on the 10th of each month thereafter, to transfer to Holland the sum of $2000.00USD each month for a period of four (4) months, to total $8,000.00. If for any reason the earnest money or the first monthly payment is not made on time or the monthly payments are not transferred and become delinquent for more than 60 days, this agreement will be considered null and void and of no effect, as if it never existed and GSPM will lose any and all interest they might have in the claims.

(4)	 The ten-percent (10%) retained interest of Holland in the claims is non-assessable, meaning that GSPM cannot make a funds call to Holland for any reason whatsoever and cannot for any reason reduce the ten-percent (10%) retained interest. In the event of GSPM selling their interest in the claims, Holland would continue to have a ten-percent (10%) non-assessable ownership under the same terms and conditions of this agreement, unless Holland agrees to sell its interest to the purchaser of GSPM's interest. In any event that GSPM has a first right of refusal to purchase the retained interest of Holland, should Holland decide to sell their interest in the claims within thirteen months (13) from the date of signing this agreement, it must be by mutual agreement of the parties.

(5)	GSPM will prepare and submit all required paperwork for yearly mining claim Assessment Work, State of Alaska fees for each claim, State of Alaska Mining Permits, State of Alaska Exploration Permits, State of Alaska Water Rights Permits, State of Alaska Reclamation programs and yearly reportable mining tax forms, etc., and any other paperwork that may be required by the local, State of Federal governments. GSPM will pay the actual fees as required by a check made out to the proper government office to be submitted with the paperwork prepared by GSPM. Fees for the years 2004/2005 came due as of September 1, 2005. Fees are anticipated at $650.00 and duplicate filing fees of $1.00 per page. These fees are paid each year after the State of Alaska sends out the bill at the end of August of each year. They should be paid by the end of October each year.

(6)	The State of Alaska requires that work must be performed on the claims each year before the 1st of September and recorded at the mining office. GSPM will be responsible to insure that this assessment work is accomplished.
Mining Claim assessment work basically consists of performing a minimum of $100.00 worth of work, per claim, per year before the 1st day of September. Assessment work can be Labor, Equipment time, sampling, basically anything that improves the claims.

(7)	In the event that GSPM does not perform the required assessment work on the claims by or before August 1st of any year, Holland reserves the right to perform that work under Alaska State Law. And if GSPM does not pay the required fees by the State of Alaska on or before October 20th of any year, Holland reserves the right to pay the fees under Alaska State Law.

(8)	In the event GSPM decides to abandon the claims listed in Exhibit "A",
Holland will have the first right to buy back Second Chance 1 from GSPM.

(9)	GSPM agrees to conduct itself concerning the claims in a manner as to not cause the claims to suffer any undue legal or other undesirable problems.

(10)	GSPM agrees to expand the claims boundaries and make any new claims a part of this agreement, as might be necessary, to protect the rights of Holland and the GSPM shareholders.

(11)	The parties both GSPM and Holland agree that time is of the essence in all particulars of this agreement.

(12)	The parties both GSPM and Holland agree that this agreement can be expanded by mutual consent upon the terms and conditions herein.

(13)	The parties agree that this agreement constitutes the entirety of the agreement between parties and any other agreements either verbal or written are of no consequence concerning this agreement other than some particular consultants/finder's fees which apply and are understood by the principal parties.






Signed and agreed this 10th day of October, 2004 by the parties,

/s/: Robert Klein
-----------------
Robert Klein for Golden Spirit Minerals Ltd.


/s/: Lee Holland
----------------
Lee Holland


Exhibit A - Mining Names



ADL Number	       Claim Name
----------           ---------------
559320	             Second Chance 1
559321	             Second Chance 2
559322	             Second Chance 3
559324	             Second Chance 4
559325	             Second Chance 5